Exhibit 3.3

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov

	Filed in the office of	Document Number 20100468614-52
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)	Ross Miller Secretary of State State of Nevada	Filing Date and Time
06/28/2010 9:55 AM
Entity Number
C9542-1999

USE BLACK INK ONLY-DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation:

FIRST REPUBLIC PREFERRED CAPITAL CORPORATION

2. The articles have been amended as follows: (provide article numbers, if available)

The definition of “First Republic” set forth in Section 7.1 is hereby amended and restated in its entirety to read as follows:

First Republic. The term “First Republic” shall mean First Republic Bank, a Nevada state chartered bank along with any Person that succeeds to substantially all of the assets and liabilities of First Republic Bank by merger, conversion or otherwise and any Person to which First Republic Transfers all shares of Capital Stock of the Corporation owned by First Republic, including without limitation, First Republic Bank, a California state-chartered bank, upon the consummation of the transaction contemplated by the Purchase and Sale Agreement, dated October 21, 2009, among Merrill Lynch Bank & Trust Co., F.S.B., Bank of America, National Association and Sequoia Acquisition, Inc. … [full text of amendment on attached page]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:             Majority

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Willis H. Newton, Jr.
Signature of Officer

*	If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 3-6-09

Attachment to Certificate of Amendment to Articles of Incorporation

The definition of “First Republic” set forth in Section 7.1 is hereby amended and restated in its entirety to read as follows:

First Republic. The term “First Republic” shall mean First Republic Bank, a Nevada state chartered bank along with any Person that succeeds to substantially all of the assets and liabilities of First Republic Bank by merger, conversion or otherwise and any Person to which First Republic Transfers all shares of Capital Stock of the Corporation owned by First Republic, including without limitation, First Republic Bank, a California state-chartered bank, upon the consummation of the transaction contemplated by the Purchase and Sale Agreement, dated October 21, 2009, among Merrill Lynch Bank & Trust Co., F.S.B., Bank of America, National Association and Sequoia Acquisition, Inc.

Section 7.2.1(a)(i) is hereby amended and restated in its entirety to read as follows:

(i)	Except as otherwise provided in Section 7.2.7: (1), no Person, other than (a) First Republic (as defined in Section 7.1 hereof); or (b) an Excepted Holder, shall beneficially Own or Constructively Own shares of Capital Stock in excess of the Ownership Limit, and (2) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

Cee/11371-6/attachment to Amendment to FRPCC Articles.doc

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